UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 1, 2019

PARETEUM CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-35360	95-4557538
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1185 Avenue of the Americas, 37th Floor

New York, NY 10036

 (Address of principal executive offices) (Zip Code)

(212) 984-1096

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	TEUM	NASDAQ

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 1, 2019, the board of directors of Pareteum Corporation (the “Company”) appointed Mary Beth Vitale to serve as a director of the Company and as a member of the board’s Audit and Finance Committee, Nominating and Corporate Governance Committee and the Compensation Committee. There is no arrangement or understanding between Ms. Vitale and any other person pursuant to which she was selected as a director of the Company, and there is no family relationship between Ms. Vitale and any of the Company’s other directors or executive officers. The Company is not aware of any transaction involving Ms. Vitale requiring disclosure under Item 404(a) of Regulation S-K. Additional information about Ms. Vitale is set forth below.

Mary Beth Vitale, 65, co-founded in 2001 and since that time has been the principal of Pellera, LLC, a strategic communications and board development consulting firm. In August 2019 she joined the board of directors of Luna Innovations Inc., a publicly traded fiber optics firm where she serves on the Audit and Nominating and Governance Committees. Since April 2017 Ms. Vitale has been a member of the Board of Directors Executive Committee for GEHA, Inc., a health and dental insurance provider, and chairs its Risk and Technology Committee. She is currently a faculty member for the National Association of Corporate Directors (NACD) in board governance and cyber security board education training and also a Co-Chair and founder of the Women Corporate Directors, Colorado Chapter. Previously, she had served as Chief Executive Officer and Chairman of WestwindMedia.com, President and Chief Operating Officer of RMI.NET, and President-Western States and corporate officer for AT&T. Ms. Vitale also served on the board of directors of CoBiz Financial, a publicly traded national commercial bank, from 2005 to 2018 and on the board of directors of Zynex, Inc., a publicly traded medical technology company, from 2008 to 2014. In addition, she was previously Chairman of the board of directors of the NACD local chapter and a Commissioner on former Colorado Governor Bill Owens’ Commission for Science and Technology. Ms. Vitale received her bachelor's degree from Hillsdale College, a Master's degree from the University of Colorado; and an Advanced Management certificate from the Wharton School. Ms. Vitale has also been recognized as an NACD Board Leadership Fellow and SEC qualified financial expert. Ms. Vitale also has earned the CERT Certificate in Cybersecurity Oversight from the Software Engineering Institute at Carnegie Mellon University.

Ms. Vitale will receive customary compensation for her services as a non-executive director equal to other non-executive directors of the Company. Ms. Vitale’s basic compensation will be $80,000 annually, and an additional $10,000 per committee, capped at $20,000. Generally, during a non-executive director’s first year of service, a minimum of 50% of such director’s compensation is paid through the issuance of common stock, with the remaining portion paid in cash, such determinations made in the sole discretion of the Company.

Item 8.01 Other Events

On November 7, 2019, the Company issued a press release announcing Ms. Vitale’s appointment. A copy of the press release is attached as Exhibit 99.1 hereto.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Exhibit Description

99.1	Press release issued November 7, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARETEUM CORPORATION

Dated: November 7, 2019	By:	/s/ Laura W. Thomas
Name: Laura W. Thomas
Title: Interim Chief Financial Officer